Exhibit 99.1

BGC ANNOUNCES OFFERING OF SENIOR NOTES

NEW YORK, NY — July 19, 2018 — BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC” or the “Company”) today announced its intention to commence an offering of senior unsecured notes, subject to market conditions and other factors. The notes are to be offered and sold in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).

BGC intends to use the net proceeds from the offering to repay revolving indebtedness incurred to repay at maturity on July 19, 2018 all outstanding $240 million aggregate principal amount of the Company’s 8.375% Senior Notes, which were issued by the Company’s wholly-owned subsidiary, GFI Group Inc. (“GFI”) and guaranteed by the Company as part of its acquisition of GFI. Any additional net proceeds may be used for general corporate purposes, which may include redemptions of the Company’s 8.125% Senior Notes due 2042.

The notes to be offered by the Company have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This notice is issued pursuant to Rule 135c under the Securities Act, and does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Discussion of Forward-Looking Statements about BGC Partners

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in these filings and any updates to such risk factors contained in subsequent Forms 10-K, Forms 10-Q or Forms 8-K.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contacts:

Jason McGruder or Ujjal Basu Roy

+1 212-610-2426